Exhibit 10.3


                  UNLIMITED GUARANTY OF PAYMENT

                THIS DOCUMENT AFFECTS AND WAIVES
           IMPORTANT RIGHTS OF THE PERSON SIGNING IT.


     This UNLIMITED GUARANTY OF PAYMENT is made and entered into by KRANZCO REALTY TRUST, a Maryland real estate investment trust, whose address is 128 Fayette Street, Conshohocken, Pennsylvania 19428 ("Guarantor"), for the benefit of SALOMON BROTHERS REALTY CORP., a New York corporation, whose address is Seven World Trade Center, New York, New York 10048 ("Lender"). This Guaranty is made with reference to the following facts:

     A. Lender is considering making a loan or extending credit accommodations (the "Loan") in the amount of Fifty Million and No/100 Dollars ($50,000,000), to each of the entities identified on Schedule 1 to the Loan Agreement (as defined below) (each a "Borrower", and collectively "Borrowers") pursuant to the Loan Agreement, dated as of February 26, 1997, among Borrowers, as borrowers, Lender, as agent and initial lender, Guarantor, as guarantor, and Bank Leumi, as Collateral Agent (the "Loan Agreement").

     B. The Loan is to be evidenced by, among other things, a certain Global Promissory Note dated February 26, 1997, executed by Borrowers (together with any modifications, extensions, renewals or replacements thereof, the "Note").

     C. Guarantor acknowledges that Lender has examined, among other things, Borrowers' creditworthiness and ability to repay its indebtedness under the Note and the other Loan Documents (as defined in the Loan Agreement) and Guarantor's creditworthiness and ability to perform the Obligations, as defined below.

     D. Guarantor acknowledges that it will benefit if Lender makes the Loan to Borrowers. Guarantor desires that Lender make the Loan to Borrowers.

     E. Lender would not make, and would not be obligated to make, the Loan to Borrowers unless Guarantor executed this Guaranty. This Guaranty is therefore delivered to Lender to induce Lender to make the Loan.

     NOW, THEREFORE, in exchange for good, adequate and valuable consideration, the receipt of which Guarantor acknowledges, Guarantor agrees as follows:

     1. Definitions. For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term defined in the Loan Agreement but not defined in this Guaranty shall have the same meaning in this Guaranty as in the Loan Agreement.

          1.1  "Borrowers."  The term "Borrowers" shall refer to:
(a) the Borrowers as defined above, acting on their own behalf;
(b) any estate created by the commencement of an Insolvency Proceeding affecting any Borrower; (c) any trustee, liquidator, sequestrator or receiver of any Borrower or any Borrower's property; and (d) any similar person duly appointed pursuant to any law governing any Insolvency Proceeding.

          1.2  "Insolvency Proceeding."  An "Insolvency
Proceeding" means any case under Title 11 of the United States
Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, whether brought under state, federal or foreign law.

          1.3  "Legal Costs."   Lender's "Legal Costs" shall mean
all reasonable costs and expenses incurred by Lender in any Proceeding or in obtaining legal advice and assistance in connection with any Proceeding or in connection with any default by any Borrower under the Loan Documents or by Guarantor under this Guaranty (including any breach of a representation or warranty contained in this Guaranty), including but not limited to reasonable attorneys' fees, disbursements and other charges incurred by Lender's attorneys, court costs and expenses, and charges for the services of paralegals, law clerks, and all other personnel whose services are charged to Lender in connection with Lender's receipt of legal services.

          1.4 "Loan Documents." The "Loan Documents" are: (a) the Note, this Guaranty, the Loan Agreement, and any other document evidencing, or relating to any security for, the Loan or this Guaranty, (b) any other documents or instruments relating to any such documents executed by Borrowers or Guarantor, and (c) any modifications, extensions, renewals or replacements of any of the foregoing, whether or not consented to by Guarantor. If the Loan Documents, as so defined, are modified pursuant to any Insolvency Proceeding, then Lender may, at Lender's option, deem the definition of Loan Documents to have been modified to reflect any such modification, or to continue without regard to any such modification.

          1.5 "Obligations." The "Obligations" shall mean Borrowers' obligations: (a) to fully and promptly pay all principal, interest and other sums owed by Borrowers under the Loan Documents at the times and according to the terms required by the Loan Documents, without regard to any modification, suspension or limitation of such terms not consented to by Lender, such as a modification, suspension or limitation arising in or pursuant to any Insolvency Proceeding affecting Borrowers (even if any such modification, suspension or limitation causes Borrowers' obligation to become discharged or unenforceable) and
(b) to pay all other reasonable sums expended by Lender or Lender's designee or nominee acting on Lender's behalf in exercising Lender's rights and remedies under the Loan Documents with respect to the Loan, including Lender's Legal Costs relating to the Loan and enforcement of remedies pursuant to the Loan Documents.

          1.6 "Proceeding." Any legal action, suit, arbitration hearing or proceeding arising out of, or relating to the interpretation or enforcement of, this Guaranty or the Loan Documents, including: (a) an Insolvency Proceeding; and (b) any proceeding in which Lender endeavors to realize upon any Security or enforce any Loan Document(s) against any Borrower or Guarantor.

          1.7 "Security." The "Security" means any security or collateral held by Lender or on Lender's behalf for the Note, the Loan or this Guaranty, whether real or personal property, including any mortgage, financing statement, security agreement, and other security document or instrument of any kind securing the Loan in whole or in part.

          1.8  "State."  The "State" means the State of New York.

     2. Guaranty of Obligations. Guarantor unconditionally and irrevocably guarantees Borrowers' prompt and complete payment of all Obligations. Guarantor shall be personally liable for all Obligations. Guarantor's liability under this Guaranty shall be primary and not secondary. Guarantor's liability under this Guaranty shall be in the full amount owed to Lender and any designee or nominee acting on Lender's behalf, including any interest, default interest, costs and fees (including, without limitation, Legal Costs) that would have accrued under the Loan Documents but for any Insolvency Proceeding affecting any Borrower.

     3. Changes in Loan Documents. Without notice to, or consent by, Guarantor, and in Lender's sole and absolute discretion and without prejudice to Lender or in any way limiting or reducing Guarantor's liability under this Guaranty, Lender may: (a) grant extensions of time, renewals or other indulgences or modifications to any Borrower or any other party under any of the Loan Documents, (b) change the rate of interest under the Note, (c) change, amend or modify any Loan Documents, (d) authorize the sale, exchange, release or subordination of any Security, (e) accept or reject additional Security, (f) discharge or release any party or parties liable under the Loan Documents,
(g) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, (h) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (i) make other or additional loans to any Borrower in such amount(s) and at such time(s) as Lender may determine, (j) credit payments in such manner and order of priority to principal, interest or other obligations as Lender may determine in its discretion (to the extent not otherwise dictated by the Loan Documents), and (k) otherwise deal with any Borrower and any other party related to the Loan or any Security as Lender may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor's liability under this Guaranty shall continue even if Lender alters any obligations under the Loan Documents in any respect or Lender's or Guarantor's remedies or rights against any Borrower are in any way impaired or suspended without Guarantor's consent. If Lender performs any of the actions described in this paragraph, then Guarantor's liability shall continue in full force and effect even if Lender's actions impair, diminish or eliminate Guarantor's subrogation, contribution or reimbursement rights (if any) against any Borrower, or otherwise adversely affect Guarantor or expand Guarantor's liability hereunder.

     4. Nature of Guaranty. Guarantor's liability under this Guaranty is a guaranty of payment of the Note and the Loan, and is not a guaranty of collection or collectability. Guarantor's liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Loan Documents. Guarantor's liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever, without regard to the validity, regularity or enforceability of any of the Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if the Borrowers or any one of them had no liability at the time of execution of the Loan Documents or later cease to be liable under any Loan Document, whether pursuant to Insolvency Proceedings or otherwise. Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against the Obligations that would or might be available to Borrowers, other than actual payment and performance of the Obligations in full. Guarantor waives any right to compel Lender to proceed first against Borrowers or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor's liability under this Guaranty shall continue in full force with respect to such Obligations as if they were and continued to be legally enforceable. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of Borrowers. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Lender disburses the Loan to Borrowers or otherwise, or any waiver of the terms of any Loan Document by Lender or other failure of Lender to require full compliance with the Loan Documents. Guarantor's liability under this Guaranty shall continue until all sums due under the Loan Documents with respect to the Loan have been paid in full. Guarantor's liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Lender's failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Borrowers or (d) any breach by any Borrower of any representation or warranty contained in any Loan Document. The liability of Guarantor hereunder shall in no way be terminated, affected, modified, impaired or diminished by reason of (v) any Borrower's and/or Guarantor's voluntary or involuntary subjection to an Insolvency Proceeding, (w) sale of all or substantially all of Guarantor's assets and liabilities,
(x) appointment of a trustee, receiver, liquidator, sequestrator or conservator for all or any part of Guarantor's assets or (y) the commencement of other similar Proceedings affecting Guarantor or its assets, including, without limitation, the impairment, limitation or modification of the liability of Guarantor in bankruptcy, or of any remedy for the enforcement of the Obligations, or Guarantor's liability under this Guaranty.

     5. Waivers of Rights and Defenses. Guarantor waives any right to require Lender to (a) proceed against Borrowers, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor's benefit. Guarantor waives, and covenants and agrees that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any and all appraisal, valuation, stay, extension, marshalling-of-assets or redemption laws, or right of homestead or exemption, whether now or at any time hereafter in force, that may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by Lender of, this Guaranty. Guarantor further covenants and agrees not to set up or claim any defense, counterclaim, cross-claim, offset, set-off, right of recoupment, or other objection of any kind to any action, suit or proceeding in law, equity or otherwise, or to any demand or claim that may be instituted or made by Lender hereunder other than the defense of the actual timely performance of the Obligations. Guarantor agrees that Lender may proceed against Guarantor with respect to the Obligations without taking any actions against any Borrower and without proceeding against or exhausting any Security. Guarantor agrees that Lender may unqualifiedly exercise in its sole discretion any or all rights and remedies available to it against any Borrower without impairing Lender's rights and remedies in enforcing this Guaranty, under which Guarantor's liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that Lender's exercise of certain of such rights or remedies may affect or eliminate Guarantor's right of subrogation or recovery against Borrowers (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right that Guarantor might otherwise have to:
(i) limit Guarantor's liability after a nonjudicial foreclosure sale to the difference between the Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit Lender's right to recover a deficiency judgment after any foreclosure sale, or (iii) require Lender to exhaust its Security before Lender may obtain a personal judgment for any deficiency. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Loan Document, or any other provision of a Loan Document limiting Lender's recourse to specific Security or limiting Lender's right to enforce a deficiency judgment against any Borrower, shall have absolutely no application to Guarantor's liability under this Guaranty; provided, however, that in no event shall any of the trustees, officers or shareholders of Guarantor have any personal liability hereunder. To the extent that Lender collects or receives any sums or payments from any Borrower, Lender shall have the right, but not the obligation, to apply such amounts first to that portion of such Borrower's indebtedness and obligations to Lender (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making payment.

     6. Additional Waivers. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Obligations. Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor's liability under this Guaranty or the enforcement of this Guaranty. No failure or delay on Lender's part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

     7. Full Knowledge. Guarantor acknowledges, represents and warrants that Guarantor has had a full and adequate opportunity to review the Loan Documents, the transaction contemplated by the Loan Documents and all underlying facts relating to such transaction. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Lender may pursue against Borrowers in the event of a default under the Loan Documents, (b) the value (if any) of any Security, and (c) Borrowers' financial condition and ability to perform under the Loan Documents. Guarantor agrees that Lender has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to any Borrower or any Security. If provided for in the Loan Documents (including a later amendment to the Loan Documents), then Guarantor acknowledges that its bankruptcy, insolvency or other actions or events relating to Guarantor, as set forth in the Loan Documents, may be events of default under the Loan Documents.

     8.  Reimbursement and Subrogation Rights.

          8.1 General Deferral of Reimbursement. From and after an Event of Default under the Loan Documents (and during the continuance thereof), Guarantor waives any right to be reimbursed by Borrowers for any payment(s) made by Guarantor on account of the Obligations, unless and until all Obligations have been paid in full. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Lender's making the Loan (which benefits Guarantor), and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Borrowers as consideration for this Guaranty.

          8.2 Deferral of Subrogation and Contribution. Guarantor agrees it shall not exercise any right of subrogation against Borrowers or Lender nor shall it exercise any right of subrogation against any Security unless and until: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Lender under) any applicable law, including any bankruptcy or insolvency law; and (b) all amounts due under the Loan Documents have been paid in full and all other performance required under the Loan Documents has been rendered in full to Lender (such deferral of Guarantor's subrogation and contribution rights, the "Subrogation Deferral").

          8.3 Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor's Subrogation Deferral is void or voidable for any reason, Guarantor agrees that Guarantor's rights of subrogation against Borrowers or Lender and Guarantor's right of subrogation against any Security shall at all times be junior and subordinate to Lender's rights against Borrowers and to Lender's right, title and interest in such Security.

          8.4  Deferral After Commencement of Insolvency
Proceedings. Guarantor shall not file, assert or receive payment on any claim, whether now existing or hereafter arising, against any Borrower in the event of the commencement of an Insolvency
Proceeding by or against such Borrower.

     9. Lender's Disgorgement of Payments. Upon payment of all or any portion of the Obligations, Guarantor's obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Loan. Guarantor's liability under this Guaranty shall continue until all periods have expired within which Lender could (on account of Insolvency Proceedings, whether or not then pending, affecting any Borrower or any other person) be required to return or repay any amount paid at any time on account of the Obligations. If, in any Insolvency Proceeding affecting any Borrower, any party seeks to require Lender to disgorge or repay any payments previously made by such Borrower to Lender (a "Disgorgement Motion"), then, within ten days after written notice from Lender, Guarantor shall either agree to pay Lender an amount equal to the amount sought to be disgorged or repaid (a "Disgorgement Payment") or defend the Disgorgement Motion at Guarantor's expense (including Legal Costs) on Lender's behalf, all in a manner reasonably satisfactory to Lender, provided same does not in Lender's judgment cause Lender to incur any cost, expense, liability, or other detriment of any kind (including any adverse effect on any other actions being taken by Lender in such Borrower's Insolvency Proceeding).

     10. Financial Information. Within five business days after Lender's request made from time to time, Guarantor shall deliver to Lender complete and current financial statements and tax returns and such other financial information relating to Guarantor as Lender may reasonably request and as have been made public. Additionally, Guarantor represents and covenants as follows:

          (a) The sum of (i) the equity of the Guarantor as reflected in the most recent annual report or quarterly report filed with the Securities and Exchange Commission ("SEC") (any such report, a "Financial Report"), (ii) depreciation and amortization as reflected in such Financial Report and (iii) any increase in equity from equity offerings of the Guarantor consummated after the Closing Date, shall not be less than the sum of (1) $133,000,000 (i.e., 95% of the current book net worth of the Guarantor as of the Closing Date) and (2) any increase in equity from equity offerings of the Guarantor consummated after the Closing Date.

          (b) The Guarantor shall not incur, nor permit any Subsidiary to incur, any Debt if the ratio of Consolidated Income Available for Debt Service to the Quarterly Service Charge for the fiscal quarter most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than
1.75 to 1.00 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom.

          (c) The Guarantor shall not incur, nor permit any Subsidiary to incur, any Debt if immediately after giving effect to the incurrence of that additional Debt, the aggregate principal amount of all outstanding Debt of the Guarantor and its Subsidiaries, on a consolidated basis determined in accordance with GAAP, is greater than 70% of the Guarantor's Market Capitalization.

     Set forth below are certain defined terms used in this
Section 10.

          "Consolidated Income Available for Debt Service", for any period, means Consolidated Net Income of the Guarantor and its Subsidiaries (i) plus amounts which have been deducted for
(a) interest on Debt of the Guarantor and its Subsidiaries, (b) provision for taxes of the Guarantor and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges, (g) provisions for or realized losses on properties and (h) extraordinary non-cash charges and (ii) less amounts which have been included for gains on properties.

          "Consolidated Net Income", for any period, means the amount of consolidated net income (or loss) of the Guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

          "Debt" means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

          "Market Capitalization", as of any date, means the sum of (i) an amount equal to the product of (1) the outstanding common stock of the Guarantor and (2) the current market price of such common stock on the New York Stock Exchange, (ii) an amount equal to the product of (a) the outstanding perpetual preferred stock of the Guarantor and (b) the current market price of such perpetual preferred stock and (iii) the aggregate principal amount of Debt issued by the Guarantor and its Subsidiaries.

          "Quarterly Service Charge" as of any date means the amount which is expensed in any fiscal quarter for interest and scheduled principal payments (but not balloon payments) on Debt.

          "Subsidiary" means any entity of which the Guarantor or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock; provided, however, that notwithstanding the ownership of more than 50% of the shares of Voting Stock of an entity, in the event the Guarantor or a Subsidiary does not have the power to elect at least a majority of the board of directors, managers or trustees of such entity, then "Subsidiary" for purposes of the financial statements and financial covenants shall refer only to the portion of such entity's capitalization and results owned by the Guarantor or such Subsidiary.

          "Voting Stock" means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees, provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock.

     11. Representations and Warranties. Guarantor acknowledges, represents and warrants as follows, and acknowledges that Lender is relying upon the following acknowledgements, representations and warranties by Guarantor in making the Loan.

          11.1 Incorporation; Valid Title; Liens. Guarantor is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland. Guarantor has good and marketable title to all its real property. None of such property is subject to any lien whatsoever except as disclosed or included as a liability in the most recent financial statements delivered to Lender before Guarantor's execution of this Guaranty or the title policies delivered to Lender at the Closing.

          11.2 Valid Obligation. This Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to laws relating to bankruptcy, insolvency, reorganization and creditors' rights and to the general principles of equity.

          11.3  Accuracy of Facts.  To Guarantor's knowledge, the
Recitals of this Guaranty are true and correct.

          11.4  Loan Documents.  All Loan Documents executed by
Borrowers are fully valid, binding and enforceable against Borrowers subject to laws relating to bankruptcy, insolvency, reorganization and creditors' rights and to the general principles of equity..

          11.5 No Conflict. The execution, delivery and performance of this Guaranty will not violate any provision of any law, regulation, judgment, order, decree, determination or award of any court, arbitrator or governmental authority, or of any mortgage, indenture, loan or security agreement, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or that purports to be binding upon Guarantor or any of Guarantor's property or assets.

          11.6 No Third Party Consent Required. No consent of any person (including, without limitation to, creditors or stockholders or other owners of Guarantor) is required in connection with Guarantor's execution of this Guaranty or performance of its obligations under this Guaranty. Guarantor's execution of, or obligations under, this Guaranty are not contingent upon any consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, bureau or agency, whether local, state, federal or foreign.

          11.7 No Legal Action Pending. "Legal Action" means any litigation, arbitration, investigation or administrative proceeding of or before any court, arbitrator or governmental authority, bureau or agency: (a) with respect to this Guaranty, the Loan or any of the transactions contemplated by this Guaranty or the Loan Agreement, or (b) against or affecting Guarantor's property or assets. Guarantor represents and warrants that no Legal Action is pending or, to the knowledge of Guarantor, threatened, which, if determined adversely to Guarantor, would have a Material Adverse Effect. Guarantor will promptly (and in no event later than five (5) days after first becoming aware of such Legal Action) furnish to Lender notice of any Legal Action to which Guarantor may hereafter become a party.

          11.8 Authority to Contract. Guarantor has full corporate and/or trust power, authority and legal right to execute, deliver and perform its obligations under this Guaranty.
Guarantor has taken all necessary corporate and legal action to authorize this Guaranty.

          11.9 Tax Returns. Guarantor has filed all tax returns required to be filed by it except to the extent that any filing deadline(s) have been extended in accordance with applicable law, and has paid all taxes due on such returns and any assessments made against it.

          11.10 Guarantor's Financial Statements. Guarantor's most recent financial statements, delivered to Lender prior to or simultaneously with execution of this Guaranty, were prepared in accordance with generally accepted accounting practices consistently applied and correctly set forth the financial condition (including, without limitation to, all material obligations and liabilities) of Guarantor as at such date. Since the date of such financial statements there has been no material adverse change in the business, operations, assets or condition of Guarantor.

          11.11 Borrowers' Financial Condition. Guarantor is fully aware of the financial condition of Borrowers. Guarantor delivers this Guaranty based solely upon Guarantor's own independent investigation and based in no part upon any representation or statement by Lender. Guarantor is not relying upon, nor expecting, Lender to furnish Guarantor any information concerning the financial condition of Borrowers.

          11.12 No Misstatements. No information, exhibit or report furnished by Guarantor to Lender in connection with this Guaranty contained as of the date thereof, or, if there is no such date, the date of this Guaranty, any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          11.13 No Counterclaims, Etc. As of the date hereof, the Obligations are not subject to any counterclaims, cross-claims, rights of recoupment, offsets or affirmative or other defenses of any kind against Lender.

     12. Consent to Jurisdiction. Guarantor agrees that any Proceeding to enforce this Guaranty may be brought in any state or federal court located in the State, as Lender may elect. By executing this Guaranty, Guarantor irrevocably accepts and submits to the nonexclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such Proceeding. Guarantor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court. Guarantor further agrees that a final judgment against Guarantor in any Proceeding shall be conclusive evidence of Guarantor's liability for the full amount of such judgment. Guarantor hereby agrees that service of process against Guarantor in any such action may be effected by any means permissible under federal law or under the laws of the state in which such Action is brought. Guarantor hereby agrees that insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Guaranty, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon Guarantor.

     13. Merger; No Conditions; Amendments. This Guaranty contains the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked or amended without Lender's prior written consent. If any court of competent jurisdiction determines that any provision of this Guaranty is unenforceable, then all other provisions of this Guaranty shall remain fully effective.

     14. Legal Costs. In the event of any Proceeding between any Borrower or Guarantor and Lender, including any Proceeding in which Lender enforces or attempts to enforce this Guaranty, Guarantor shall reimburse Lender for all Legal Costs of such Proceeding.

     15. Fundamental Changes. Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of all or substantially all of its property or assets ("Transfer"), without repaying all indebtedness under the Loan in full.

     16. Further Assurances. Guarantor agrees to execute and deliver such further documents, and perform such further acts, as Lender may request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Loan Documents. Without limiting the requirements of this paragraph, Guarantor agrees, upon Lender's request from time to time, to deliver to Lender a certificate reconfirming the following (a "Confirmation Certificate"): (a) the continued validity and effectiveness of this Guaranty, (b) the application of this Guaranty to specific Obligations of Borrowers, as identified by Lender, (c) that any specified amendment(s) of the Loan Documents do(es) not impair the continued validity and effectiveness of this Guaranty, and (d) Guarantor has no defense, offset, claim, counterclaim or other limitation on its liability under this Guaranty in accordance with its terms. Nothing in this paragraph shall be deemed to require Lender to request a Confirmation Certificate as a condition to the continued effectiveness of this Guaranty or of any waivers herein.

     17.  Supplemental Provisions.

          17.1 Partnerships and Associations. If any Borrower is a partnership or unincorporated association, then Guarantor's liability shall not be impaired by changes in the name of such entity or in its membership. If Guarantor is a partnership or unincorporated association, then the withdrawal or removal of any partner(s) or member(s) of any Borrower shall not diminish such partner's or member's joint and several liability under this Guaranty.

          17.2 Status of Borrower. If this Guaranty defines more than one person as Borrower, then any reference to Borrower shall mean any one and all of them. All obligations of each such Borrower to Lender of whatever nature are hereby guaranteed, including each such Borrower's several as well as joint obligations.

          17.3 Maximum Guaranteed Amount. Notwithstanding anything to the contrary in this Guaranty, if the obligations of Guarantor under this Guaranty would otherwise be held or determined (beyond further appeal) by a court of competent jurisdiction in any Insolvency Proceeding or any other action or proceeding involving any state corporate law or any state or federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other law affecting the rights of creditors generally to be void, invalid or unenforceable to any extent on account of the amount of Guarantor's liability under this Guaranty, then notwithstanding any other provision of this Guaranty to the contrary, the amount of Guarantor's liability under this Guaranty shall, without any further action by any Guarantor, by Lender, or by any other person, be automatically limited and reduced to the maximum amount that is valid and enforceable as determined (beyond further appeal) in such action or proceeding.

     18.  Miscellaneous.

          18.1 Assignability. Lender may assign this Guaranty together with any one or more of the Loan Documents, without in any way affecting Guarantor's or Borrowers' liability. Upon request in connection with any such assignment Guarantor shall deliver a Confirmation Certificate to the transferee in a form reasonably satisfactory to such transferee. This Guaranty shall benefit Lender and its successors and assigns and shall bind Guarantor and its heirs, executors, administrators, successors and assigns.

          18.2 Notices. All notices, requests and demands to be made under this Guaranty shall be given in writing at the address set forth on the first page hereof for each party by any of the following means: (i) personal service; (ii) overnight delivery service such as Federal Express (which delivery shall be deemed complete if the delivery service attempts twice to deliver the notice without success); or (iii) registered or certified, first class mail, return receipt requested. A party's address may be changed by notice to the other parties given in the same manner as provided above. Any notice, request or demand shall be deemed received upon personal service (or, in the case of "ii," upon completion of two unsuccessful delivery attempts).

          18.3 Governing Law. This Guaranty shall be enforced and interpreted according to the laws of the State, disregarding its rules on conflicts of laws.

     19. Representation by Counsel. Guarantor acknowledges that Guarantor has had the opportunity to review this document with an attorney of Guarantor's choice before executing it. Guarantor acknowledges that Guarantor has carefully read this Guaranty and understood the meaning and effect of its terms before executing it.

     20. No Third-Party Beneficiaries. This Guaranty is executed and delivered for the benefit of Lender and its heirs, successors and assigns, and is not intended to benefit any third party.

     This Guaranty has been executed by the undersigned on behalf of Guarantor in the capacity as an officer or trustee of Guarantor which has been formed as a Maryland real estate investment trust pursuant to a Declaration of Trust of Guarantor, dated June 17, 1992, as amended and restated, and not individually, and none of the trustees, officers or shareholders of Guarantor shall be bound or have any personal liability hereunder. Each party hereto shall look solely to the assets of Guarantor for satisfaction of any liability of Guarantor, and shall not seek recourse or commence an action against any of the trustees, officers or shareholders of Guarantor or any of their personal assets for the performance or payment of any obligation hereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto. Nothing set forth in the preceding two sentences shall limit the obligations of Guarantor set forth in this Guaranty and the other Loan Documents.

     IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date indicated below.


GUARANTOR

KRANZCO REALTY TRUST

/s/ Robert H. Dennis
______________________________
Name: Robert H. Dennis
Title: Vice President

Date: February 26, 1997
                         Acknowledgment



STATE OF NEW YORK  )
                   ) ss
COUNTY OF NEW YORK )


          On the 26th day of February, 1997, before me personally came Robert H. Dennis to me known, who, being by me duly sworn, did depose, acknowledge and say that he is the Vice President of Kranzco Realty Trust, the real estate investment trust described in and which executed the foregoing instrument; and that he signed his name thereto by order of the trustees of said trust.



                              __________________________________
                                        Notary Public

My commission expires:


_______________________